Exhibit 3.1

STATE OF NEVADA

OFFICE OF THE

SECRETARY OF STATE

ROSS MILLER Secretary of State SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings	Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4069 Telephone (775) 684-5708 Fax(775) 684-7138
ROBERT B BLISS ROBINSON WATERS & O'DORISIO NV	Job:C20110519-2207 May 19, 2011

Special Handling Instructions:

Email out 5-19-2011 amendment. Ras

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20110373818-24	5/19/2011 2:03:42 PM	1	$200.00	$200.00
24 Hour Expedite	20110373818-24	5/19/2011 2:03:42 PM	1	$125.00	$125.00
Total					$325.00

Payments

Type	Description	Amount
Credit	940011H1051988690653	$325.00
Total		$325.00
Credit Balance		$0.00

		Job Contents: File Stamped Copy(s): 1

ROBERT B BLISS

ROBINSON WATERS & O'DORISIO

NV

ROSS MILLER *09020l* Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www,nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.3S5 AND 78.390)	Filed in the office of	Dociunent Niunber 20110373818-24
	Ross Miller Secretary of State	Filing Date and Time 05/19/2011 2:03 PM
	State of Nevada	Entity Niunber C456-2001

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

BAZI INTERNATIONAL, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The first sentence in Article III, Section 1 of the Articles of Incorporation, titled "Authorized Shares of Common Stock," is hereby amended to read as follows:

"The aggregate number of shares of stock which the corporation shall have authority to issue is 200,000,000 shares of S.001 par value Common Stock,"

With the 5,000,000 shares of $,001 par value Preferred Stock which is authorized pursuant to Article III, Section 3 of the Articles of Incorporation (which Section is not amended by this Amendment), the corporation is now authorized to issue a total of 205,000,000 shares of $.001 par value stock.

3„ The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:19,900,274 (>50% voting power)

4. Effective date of filing: (optional)

 [must not be later than 90 days after the certificate is filed)

Signature: (required)

/s/ John Pougnet

John Pougnet

"If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees